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                                  DCI II, Inc.

                                      13.1

                      Articles of Incorporation of DCI II,
                                      Inc.
                             Filed November 15, 1985

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                            ARTICLES OF INCORPORATION
                                       OF
                                  DCI II, Inc.

                           A Foreign Sales Corporation


         The three undersigned persons of the age of eighteen years or more, for the purpose of forming a corporation in accordance with Chapter 12 of Title 13 of the laws of the United States Virgin Islands, do hereby certify to the following Articles of Incorporation:

                                   ARTICLE ONE

         The name of the corporation is:  DCI II, Inc.

                                   ARTICLE TWO

         The address of the corporation's principal office is: 49A and 50A Kongens Gade, Charlotte Amalie, St. Thomas, USVI.

                                  ARTICLE THREE

         The name and address of the resident agent upon whom process may be served is:

                  ABN Trustcompany (Virgin Islands), Inc.
                  49A & 50A Kongens Gade, (P.O. Box 12150)
                  Charlotte Amalie, St. Thomas, USVI

                                  ARTICLE FOUR

         The aggregate number, class and par value of shares which the corporation shall have authority to issue shall be 1,000 shares of common stock, all of one class, each share having a ($1.00) par value. There shall be no preferred stock. No holder of any shares nor of any security convertible into, nor of any warrant, option or right to purchase, subscribe for or otherwise acquire, shares of any class of the corporation whether now or hereafter authorized, shall, as such holder, have any preemptive right to purchase, subscribe for or otherwise acquire shares of any class of the corporation or any security convertible into or any warrant, option or right to purchase, subscribe for, or otherwise acquire shares of any class of the corporation, whether now or hereafter authorized. HOWEVER, there shall be no more than 25 shareholders at any one time.

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                                  ARTICLE FIVE

         The minimum capital with which the corporation will commence business shall not be less than ONE THOUSAND DOLLARS (U.S. $1,000.00).

                                   ARTICLE SIX

         The names and places of residence of the incorporation are as follows:

                  Thomas C.A.E. van Rijckevorsel
                  49A & 50A Kongens Gade, P.O. Box 12150
                  St. Thomas, USVI 00801

                  Bonnie J. Hood
                  2-21 A Bonne Esperance
                  Post Office Box 6231
                  St. Thomas, USVI 00801

                  Cynthia F. Smith
                  55 Estate Bordeaux
                  Post Office Box 4081
                  St. Thomas, USVI 00801

                                  ARTICLE SEVEN

         The number of directors to constitute the Board of Directors shall be determined by the bylaws of the corporation, but in no case shall be less than three, of which at least one shall not be a resident of the United States of America.

                                  ARTICLE EIGHT

         The curation of the corporation is perpetual.

                                  ARTICLE NINE

         The corporation is formed for the following purposes:

         1) To act as and receive the benefits available to Foreign Sales Corporation as defined in Section 922 of the U.S. Internal Revenue Code of 1954.

         2) To buy, sell, procure, franchise, produce, manufacture and dispose of all kinds of goods, wares, foods, potables, drugs, merchandise, manufactures, commodities,

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furniture, machinery, tools, supplies and products, and generally to engage in and conduct any form of manufacturing, repairing, or mercantile enterprise not contrary to law.

         3) To engage in, carry on and conduct research, experiments, investigations, analyses, studies and laboratory work, for the purpose of discovering new products or to improve products, articles and things, and to buy, construct or otherwise acquire, own operate, maintain, lease, sell, mortgage or otherwise dispose of laboratories, and similar facilities, plants and any and all other establishments, and to procure, construct, own, use, hold and dispose of all necessary equipment in respect thereof, for the purpose aforesaid.

         4) To engage in, conduct and carry on in all its various branches and details, the business of importing, exporting, trading, exchanging, handling, negotiating, bartering, bargaining, buying, selling, marketing, distributing, and generally without limit to deal and traffic in all kinds of goods, wares, and merchandise and to exercise in respect thereto all the rights, powers and privileges of owner, broker, agent, subagent, or consignee and to do all lawful things necessary, expedient, or convenient to be done in connection therewith or in aid thereof.

         5) To buy, sell, deal in, lease, operate, hold or improve and own real estate, and the fixtures and personal property incidental thereto or connected therewith and with that end in view, to acquire by purchase, lease or hire, or otherwise, lands, tenements, hereditarily, or interests therein, and to improve the same, and generally to hold, manage, deal with and improve the property of the corporation, and to sell, lease, mortgage, pledge, or otherwise dispose of the lands, tenements and hereditaments and other property of the corporation.

         6) To own, operate, maintain, manage, equip, improve, repair, alter and otherwise deal with, use, and enjoy, to invent, design, develop, assemble, build, construct, fabricate, manufacture, buy, import, lease as lessee and to otherwise acquire, to mortgage, deal in trust, pledge and otherwise dispose of goods, commodities, wares and merchandise, and personal property of every sort, nature and description.

         7) To borrow and loan money with or without security and to issue, sell, or pledge bonds, promissory notes, bills of exchange, debentures and other obligations and evidence of indebtedness secured or unsecured.

         8) To guarantee the performance of any contract or the obligation of any person, firm, corporation, association or entity.

         9) To purchase, take, receive or otherwise acquire, hold or pledge, transfer or otherwise dispose of its own shares; provided that the corporation shall not purchase either directly or indirectly its own shares when its not assets are less than its stated

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capital or when by so doing its assets would be reduced below its stated
capital; notwithstanding the foregoing the corporation may purchase its own shares for the purpose of (a) eliminating fractional shares, (b) collecting or compromising claims of the corporation or securing any indebtedness to the corporation previously incurred, (c) paying dissenting shareholders entitled to payment for their shares in the event of a merger or consolidations or a sale or exchange of assets or (d) effecting, subject to the law of the United States Virgin Islands, the retirement of the redeemable shares of the corporation by redemption or by purchase at not to exceed the redemption price; and provided further that the shares of its own capital stock belonging to the corporation shall not be voted upon by the corporation.

         10) To purchase, hold sell, assign, transfer, mortgage, pledge, or otherwise hold and possess or otherwise dispose of, shares of capital stock of, or any bonds, securities, or evidence of indebtedness created by any other corporation or corporations of this territory or any other possession, territory, state, country, nation or government, and while owner of said stock to exercise all the rights, powers and privileges of ownership including the right to vote thereon.

         11) To purchase, acquire, use, lend, lease or hold, improve, operate, hypothecate, mortgage, sell or convey, and otherwise deal in and dispose of property of all kinds, both real and personal, including right of patent from the United States and/or foreign countries, patents, patent rights, license privileges, inventions, franchises, improvement processes, copyrights, trademarks and trade names relating to or useful in connection with the business of this corporation.

         12) To participate as a general partner or a limited partner or both in any limited partnership, to enter into general partnerships, associations and joint ventures with others and to hold title and deal in all types of property as a nominee; to act as trustee of any trust and to exercise all powers of a trustee authorized by any trust to by law; HOWEVER, it shall not be a member of any controlled group of corporations of which a Domestic intonation Sales Corporation (DISC) as defined in the U.S. Internal Revenue Code of 1954 as amended, is a member, after December 31, 1984.

         13) To have and exercise all powers necessary to convenient to effect any or all of the purposes and powers permitted of corporations under the laws of the United States Virgin Islands.

                                   ARTICLE TEN

         Except as otherwise specifically provided by statute, all powers of management and direct control of the corporations shall be vested in the Board of Directors.

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         The Board of Directors shall have the power to make, and from time to time repeal, amend and alter the By-Laws of the corporation; provided, however that the paramount power to repeal, amend and alter the By-Laws or to adopt new By-Laws, shall always be vested in the shareholders, which power may be exercised by a vote of the majority thereof present at any annual or special meeting of the shareholders, and the directors thereafter have no power to suspend, repeal, amend or otherwise alter any By-Laws or portion there of so enacted by the shareholders unless the shareholders in enacting such By-Laws or portion thereof shall otherwise provide.

                                 ARTICLE ELEVEN

         No contract or other transaction between this corporation and any other firm or corporation shall be affected or invalidated by reason of the fact that any of the members, shareholders, directors or officers of this corporation are interested in or are members, shareholders, directors or officers of such other firm or corporation; and any member, shareholder, director or officer of this corporation may be a party to or may be interested in any contract or transaction of this corporation or in which this corporation may be a party to or may be interested in any contract or transaction of this corporation or in which this corporation is interested and no such contract shall be affected or invalidated thereby; and each and every person who may become a member, shareholder, director or officer of this corporation is hereby relieved from any liability that might otherwise exist from his contracting with this corporation for the benefit of himself or any person, firm, association or corporation in which he may be in any wise interested.

                                 ARTICLE TWELVE

         Any person who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit writ or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that he is or was a director or officer of the corporation, or of another organization or enterprise at the request of the corporation, shall be indemnified by the corporation to the fullest extent now or hereafter permitted by law.

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         IN WITNESS WHEREOF, these Articles of Incorporation have been executed on November 15, 1985.



                                          ______________________________
                                          THOMAS C.A.M. VAN RIJCKEVORSEL

                                          ______________________________
                                          BONNIE J. HOOD

                                          ______________________________
                                          CYNTHIA F. SMITH


                           AFFIDAVIT OF INCORPORATORS

TERRITORY OF THE VIRGIN ISLANDS      )
DIVISION OF ST. THOMAS/ST. JOHN      )   ss:

         I hereby certify that on November 15, 1985, THOMAS C.A.M. VAN RIJCKEVORSEL, BONNIE J. HOOD, and CYNTHIA F. SMITH each personally appeared before me, who, each, being by me first duly sworn, declared that each was the person who signed the foregoing document as an incorporator, and that the statements therein contained are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal.


                                          ______________________________
                                          NOTARY PUBLIC